EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
MedAssets, Inc.
Alpharetta, Georgia
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148968) of MedAssets, Inc. of our report dated March 20, 2008, relating to the consolidated financial statements of MedAssets, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
/s/ BDO Seidman, LLP
Atlanta, Georgia
March 20, 2008